[Standex Logo]                      NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION - SALEM, NH 03079 - TEL (603) 893-

9701 - FAX (603) 893-7324 - WEB www.standex.com



CONTACT:
Daniel C. Potter                               FOR IMMEDIATE RELEASE
Treasurer


        STANDEX REPORTS FIRST-QUARTER EARNINGS FOR FISCAL 2003
    Industrial Group is Top Performer; Company Initiates Strategic
                       Realignment of Businesses

SALEM, NH, OCTOBER 24, 2002 . . . Standex International Corporation (NYSE:SXI) today reported net income of $4.6 million, or $0.38 per diluted share, on revenues of $147.2 million for the first fiscal quarter ended September 30, 2002. This compares with net income for the first fiscal quarter ended September 30, 2001 (excluding an impairment charge described below) of $5.5 million, or $0.45 per diluted share, on revenues of $143.7 million.

Standex's first quarter fiscal 2003 revenues include an extra month of European sales. This was due to an accounting change whereby Standex conformed the accounting year of its European
operations to the Standex fiscal year ending June 30.   The
Company's first quarter net income includes a pretax restructuring charge related to the consolidation of facilities in its Food Service Group of $914,000, for an aftertax impact on net income of $530,000, or 4.3 cents per share.

Excluding the additional month of European sales, Standex would have reported a slight downturn in the Company's first quarter fiscal 2003 sales compared with the prior year's first quarter. Excluding the effect of the restructuring charge, Standex's earnings per share would have been $0.42, a small decline year over year.

The results for the prior year's quarter do not reflect the Company's adoption of Statement of Accounting Standards No. 142 (SFAS No. 142) which relates to goodwill and other intangibles. The Company recorded a goodwill impairment charge of $3.8 million (31 cents per share) as of July 1, 2001.

Comments on the First Quarter

Edward J. Trainor, Chairman and CEO of Standex stated, "Both our Industrial and Food Service Groups produced revenue increases during the quarter. Operating income of the Industrial Group was up slightly, and excluding the restructuring charge, Food Service was about the same as the prior year. The Consumer Group, during its historically weak first quarter, experienced a 6.7 percent decline in sales that led to a decline in operating income of 82.0 percent for the quarter. Excluding the restructuring, these mixed results contributed to declines of 14.3 percent in total operating income and 6.5 percent in total net income."

(over)


Trainor continued, "Our balance sheet continues to be strong. At September 30, we have reduced our debt to capital ratio to 41.7 percent from 47.8 percent a year earlier. Net working capital declined by 6.5 percent for the quarter. Overall, gross profit margins remain strong at 32 percent for the quarter, the same as the first quarter of fiscal 2002, and we generated $9.2 million of operating cash flow for the quarter compared with $ 4.9 million a year earlier.

Last week, the Company successfully completed a private placement of $25.0 million of 5.94% 10-year Unsecured Notes with two major insurance companies. In addition, the Company is working on a new revolving credit facility expected to close in the third quarter of fiscal 2003.

Strategic Realignment and Restructuring Program

"Throughout this economic downturn, we have emphasized the strength Standex has gained from its diversity, even as we have sought to sharpen the focus of that diversity," said Trainor. "Many of our businesses have continued to perform admirably during this difficult economic period. However, several of our divisions have experienced permanent changes in market and/or economic conditions, resulting in lower revenues and margins. In fact, approximately 70 percent of the revenue deterioration Standex has experienced over the past 9 quarters is limited to four of the Company's seventeen divisions."

Roger Fix, President and COO of Standex, stated, "As we have continued implementing our Focused Diversity strategy, we have organized the Company for planning purposes into three strategic groups: the growth platform divisions, where we have identified solid top line expansion prospects; the cash generators; and those companies where current operating profitability is inadequate. Consistent with the strategy announced last year, we continue to
seek bolt-on acquisitions for our growth platform companies.   As
an example, during the quarter we acquired the Cin-Tran Corporation and are integrating it into our Electronics division. At the same time, we will focus during the next 18 months on improving operating margins by completing a strategic realignment and restructuring program. This program will include consolidating some smaller businesses into larger operating units, disposing of under-performing or underutilized operations and other cost reduction activities. We expect to generate cash by selling the underutilized facilities to fund a significant portion of the restructuring." 1

The restructuring will consist of a series of initiatives that are expected to yield significant savings and individual pay backs in the range of 12 to 24 months. Standex expects to report total pretax restructuring charges in the range of $11 to $12 million, which includes the $914,000 charge reported in the first quarter of fiscal 2003.1 Standex has adopted SFAS No. 146, which generally requires the Company to report restructuring charges as liabilities are incurred. The charges will be recorded separately in the Statements of Consolidated Income under the caption "Restructuring Charges." Accordingly, the remaining restructuring expenses are expected to be recognized and reported over the next six quarters. The components of the restructuring charges will include involuntary severance and benefit costs, recognition of asset impairments and expenses related to the shutdown of certain facilities.

(continued)

Conference Call Information

Standex invites you to attend a conference call with Chairman and Chief Executive Officer Ted Trainor, President and COO Roger Fix, and Chief Financial Officer Christian Storch at: 11:00 a.m. ET, today. To join a live web cast of the conference call, please access the "Investor Relations" section of the Company's Web site, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 2:30 p.m. ET on October 24th through midnight ET on October 31st. To listen to the audio playback from the United States, please call (800) 475-6701; from outside the United States, (320) 365-3844; access code is 653805. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's Web site, located at www.standex.com.


About Standex International Corporation
Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer with operations in the United States, Europe, Canada,
Australia, Singapore and Mexico.


(over)


                    CONSOLIDATED SUMMARY OF INCOME
                 (In thousands except per share data)

First Quarter Ended September 30              2002           2001
NET SALES                                 $147,184       $143,710

INCOME BEFORE TAXES                          7,439          9,252
PROVISION FOR TAXES                          2,827          3,754
 Net Income before impairment charge         4,612          5,498


Goodwill Impairment Charge                 		     (3,779)

 NET INCOME AFTER IMPAIRMENT CHARGE         $4,612         $1,719

EARNINGS PER SHARE (before
impairment charge)
     Basic                                   $0.38          $0.45
     Diluted                                 $0.38          $0.45

EARNINGS PER SHARE (after
impairment charge)

 Basic                                       $0.38          $0.14
 Diluted                                     $0.38          $0.14

AVERAGE SHARES OUTSTANDING
  Basic                                     12,096         12,154
  Diluted                                   12,264         12,322


Segment Data                                      NET SALES

Food Service                               $37,970        $36,373
Consumer                                    21,304         22,830
Industrial                                  87,910         84,507
     Total                                $147,184       $143,710


                                                OPERATING INCOME

Food Service                                $2,292         $3,283
Consumer                                       204          1,131
Industrial                                  10,318         10,283
Corporate                                  (3,565)         (2,843)
     Total                                  $9,249        $11,854

                                 # # #


_______________________________
1 These statements are forward looking and involve certain risks and uncertainties and assumptions. Factors affecting outcomes and results include changes in economic growth in the domestic and international markets, failure to achieve the company's acquisition and disposition goals in the anticipated timeframes, competitor activities including pricing pressures or marketing of new products and significant changes in domestic and international fiscal policies or tax legislation.